Exhibit 2.42
PLEDGE AGREEMENT
This PLEDGE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Pledge Agreement”), dated as of May 26, 2011, is made by SATÉLITES MEXICANOS, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Satmex”) and each of the parties from time to time executing this Pledge Agreement or joinder hereto (the “Additional Pledgors”; together with Satmex, collectively, the “Pledgors,” and each, individually, a “Pledgor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), not in its individual capacity but solely in its capacity as Collateral Trustee for the benefit of the Secured Parties (as defined below) (in such capacity and together with its successors and assigns, the “Collateral Trustee”). Capitalized terms shall have the meaning ascribed thereto in Article I.
W I T N E S S E T H:
WHEREAS, reference is made to that certain (a) Indenture, dated as of May 5, 2011(as supplemented on the date hereof by the Supplemental Indenture executed by Satélites Mexicanos, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex”), Satmex Escrow, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex Escrow”), the guarantors from time to time party thereto and the Trustee (as defined below) and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among Satmex Escrow and Wilmington Trust FSB, as the trustee (in such capacity and together with its successors and assigns, the “Trustee”) thereunder, and (b) Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among Satmex, the guarantors from time to time party thereto, the Trustee and the Collateral Trustee; and
WHEREAS, the Priority Lien Obligations of Satmex and the other Pledgors under the Priority Lien Documents are secured, inter alia, by the security interests under this Pledge Agreement and the other Priority Lien Documents; and
WHEREAS, Satmex for and in consideration of the extensions of credit under the Priority Lien Documents is granting the security interests under this Pledge Agreement to the Collateral Trustee; and
WHEREAS, Satmex has duly authorized the execution, delivery and performance of this Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in order to induce the holders of Priority Lien Obligations to make extensions of credit available to Satmex under the Priority Lien Documents, each Pledgor and the Collateral Trustee agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1 Collateral Trust Agreement Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Collateral Trust Agreement, including the following:
“Act of Required Debtholders”, “Discharge of Priority Lien Obligations”, “Junior Lien Documents”, “Lien”, “Note Documents”, “Person”, “Priority Lien Debt”, “Priority Lien Documents”, “Priority Lien Obligations”, “Priority Lien Representative” and “Series of Priority Lien Debt”..
SECTION 1.2 Certain Terms. The following terms (whether or not bolded) when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Additional Pledgors” is defined in the preamble.
“Capital Stock” means, relative to any Person, any and all shares, interests (including Membership Interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the date hereof.
“Collateral” is defined in Section 2.1.
“Collateral Trust Agreement” is defined in the first recital.
“Collateral Trustee” is defined in the preamble.
“Distributions” means all stock dividends, Membership Interest dividends, Partnership Interest distributions, liquidating dividends, shares of stock or Membership Interests resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non- cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Interests or other shares of Capital Stock, Membership Interests or Partnership Interests constituting Collateral, but shall not include Dividends.
“Dividends” means cash dividends and cash distributions with respect to any Pledged Interests or other Pledged Property made in the ordinary course of business and not a liquidating dividend.
“Equity Interests” means any Capital Stock and all warrants, options or other rights to acquired Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Indenture” is defined in the first recital.

“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Pledgors and their respective subsidiaries, taken as a whole.
“Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.
“Partnership Interest” means, relative to any Person which is a general or limited partnership, a general partnership interest or a limited partnership interest, as the case may be, of such Person.
“Pledge Agreement” is defined in the preamble.
“Pledged Interest Issuer” means each Person identified in Item A of Attachment 1 hereto as the issuer of the Pledged Interests identified opposite the name of such Person.
“Pledged Interests” means all shares of Capital Stock, Membership Interests or Partnership Interests of any Pledged Interest Issuer, including, without limitation, the Pledged Interests identified in Item A of Attachment 1 hereto, as the same may be supplemented from time to time.
“Pledged Property” means all Pledged Interests and all other pledged shares of Capital Stock, Membership Interests, Partnership Interests, all other securities, all assignments of any amounts due or to become due, all other instruments which are now being delivered by each Pledgor to the Collateral Trustee or may from time to time hereafter be delivered by each Pledgor to the Collateral Trustee for the purpose of pledge under this Pledge Agreement or any other Priority Lien Document, and all proceeds of any of the foregoing.
“Pledgor” is defined in the preamble.
“Priority Lien Event of Default” shall mean any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Priority Lien Debt causes, or permits holders of Priority Lien Debt outstanding thereunder to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable.
“Satmex” is defined in the preamble.
“Secured Parties” shall mean all present and future holders of Priority Lien Obligations and each Priority Lien Representative.
“Trustee” is defined in the first recital.
“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.3 UCC Definitions. Unless otherwise defined herein or in the Collateral Trust Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Pledge Agreement, including its preamble and recitals, with such meanings.
ARTICLE II.
PLEDGE
SECTION 2.1 Grant of Security Interest. Each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Trustee, for its benefit and the benefit of the Secured Parties, a continuing security interest in, all of the following property of each Pledgor (the “Collateral”):
(a) all issued and outstanding Pledged Interests;
(b) all other Pledged Interests issued from time to time;
(c) all other Pledged Property, whether now or hereafter delivered to the Collateral Trustee in connection with this Pledge Agreement;
(d) all Dividends, Distributions, and other payments and rights with respect to any Pledged Property; and
(e) all proceeds of any of the foregoing.
Notwithstanding anything herein to the contrary: (I) the security interest created by this Pledge Agreement shall not extend to, and the term “Collateral” shall not include (x) Equity Interests of Immaterial Subsidiaries to the extent any additional Security Document, physical delivery, recordation or filing is required for the perfection thereof or (y) for the avoidance of doubt, any Excluded Assets (as defined in the Indenture); and (II) the lien and security interest granted to the Collateral Trustee pursuant to this Pledge Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder are subject to the provisions of the Collateral Trust Agreement. In the event of any conflict between the terms of the Collateral Trust Agreement and this Pledge Agreement, the terms of the Collateral Trust Agreement will govern.
SECTION 2.2 Security for Priority Lien Obligations. This Pledge Agreement and the Collateral secures the payment in full of the Priority Lien Obligations now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise.
SECTION 2.3 Delivery of Pledged Property. All certificates or instruments representing or evidencing any Collateral, including all Pledged Interests, shall be delivered to and held by or on behalf of the Collateral Trustee (subject to the Collateral Trust Agreement), shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer, duly executed in blank.

SECTION 2.4 Dividends on Pledged Interests. In the event that any Dividend is to be paid on any Pledged Interest at a time when no Priority Lien Event of Default has occurred and is continuing or would result therefrom, such Dividend may be paid directly to the applicable Pledgor. If any Priority Lien Event of Default has occurred and is continuing, then any such Dividend shall be paid directly to the Collateral Trustee, subject to the Collateral Trust Agreement.
SECTION 2.5 Continuing Security Interest. This Pledge Agreement shall create a continuing security interest in the Collateral and shall
(a) remain in full force and effect until the Discharge of Priority Lien Obligations,
(b) be binding upon each Pledgor and its successors, transferees and assigns, and
(c) inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Collateral Trustee for the benefit of the Secured Parties.
Subject to the terms of the Collateral Trust Agreement, upon the payment in full in cash of all Priority Lien Obligations (other than contingent obligations not yet then due and payable), the security interests granted herein shall automatically terminate with respect to all Collateral. Subject to the terms of the Collateral Trust Agreement, upon any such sale, transfer, disposition or termination, the Collateral Trustee will promptly, at each Pledgor’s sole cost and expense, deliver to such Pledgor, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all Pledged Interests, together with all other Collateral held by the Collateral Trustee hereunder, and execute and deliver to such Pledgor such documents provided to it as such Pledgor shall reasonably request in writing to evidence such termination. For the avoidance of doubt, it is understood and agreed that in no event shall the Collateral Trustee create any Lien on any Collateral.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
SECTION 3.1 Representations and Warranties, etc. Each Pledgor represents and warrants unto the Collateral Trustee, for its benefit and the benefit of the Secured Parties, as at the date of each pledge and delivery hereunder (including each pledge and delivery of Pledged Interests) by such Pledgor to the Collateral Trustee of any Collateral, as set forth in this Article.
SECTION 3.2 Ownership, No Liens, etc. Each Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, security interests, options, or other charges or encumbrances, except any Lien or security interest granted pursuant hereto or pursuant to the other Priority Lien Documents.

SECTION 3.3 Valid Security Interest. The delivery of such Collateral to the Collateral Trustee is effective to create a valid, perfected, first priority (subject to the lien priority set forth in the Collateral Trust Agreement) security interest in such Collateral and all proceeds thereof, securing the Priority Lien Obligations. No filing or other action will be necessary to perfect such security interest.
SECTION 3.4 As to Pledged Interests. No Pledgor has any Subsidiaries other than the Pledged Interest Issuers, except as set forth in Item B of Attachment 1.
SECTION 3.5 Authorization, Approval, etc. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required either
(a) for the pledge by each Pledgor of any Collateral pursuant to this Pledge Agreement or for the execution, delivery, and performance of this Pledge Agreement by each Pledgor, or
(b) for the exercise by the Collateral Trustee of the voting or other rights provided for in this Pledge Agreement, or, except with respect to any Pledged Interests, as may be required in connection with a disposition of such Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Pledge Agreement except for such authorizations, approvals, actions by or notices or filings with governmental authorities, regulatory bodies or other Persons (i) which have already been obtained or are being obtained within the time periods provided under the Indenture or (ii) the failure of which to obtain would not materially adversely affect the value of the Collateral or the worth of the Collateral as collateral security.
SECTION 3.6 Compliance with Laws. Each Pledgor is in compliance with the requirements of all applicable law (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority having jurisdiction over the Pledged Interests, the non-compliance with which might reasonably be expected to have a Material Adverse Effect or which might materially adversely affect the value of the Collateral or the worth of the Collateral as collateral security.
ARTICLE IV.
COVENANTS
SECTION 4.1 Protect Collateral; Further Assurances, etc. Each Pledgor agrees and covenants that it will not sell, assign, transfer, pledge, or encumber in any other manner the Collateral (except in favor of the Collateral Trustee hereunder or under the other Priority Lien Documents and the Junior Lien Documents, subject to the Collateral Trust Agreement). Each Pledgor will warrant and defend the right and title herein granted unto the Collateral Trustee in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary or desirable in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Pledgor shall from time to time file in any relevant jurisdiction any initial financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Trustee herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.
SECTION 4.2 Stock Powers, etc. Subject to the Collateral Trust Agreement, each Pledgor agrees that all Pledged Interests (and all other shares of Capital Stock or Membership Interests constituting Collateral) delivered by such Pledgor pursuant to this Pledge Agreement will be accompanied by duly executed undated blank stock or Membership Interests powers, assignments or other equivalent instruments of transfer acceptable to the Collateral Trustee. Subject to the Collateral Trust Agreement, each Pledgor will, from time to time upon the written request of the Collateral Trustee, promptly deliver to the Collateral Trustee such stock or Membership Interests powers, instruments, and similar documents, satisfactory in form and substance to the Collateral Trustee, with respect to the Collateral as the Collateral Trustee may reasonably request and will, from time to time upon the request of the Collateral Trustee after the occurrence of any Priority Lien Event of Default, promptly transfer any Pledged Interests or other shares of common stock or Membership Interests constituting Collateral into the name of any nominee designated by the Collateral Trustee.
SECTION 4.3 Uncertificated Pledged Interests. Each Pledgor represents and warrants that the Collateral Trustee has a perfected first priority security interest in all uncertificated Pledged Interests pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any issuer of Pledged Interests is organized in a jurisdiction which does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Interests are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, record such pledge on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Collateral Trustee an acknowledgment of the pledge of such Pledged Interests substantially in the form of Exhibit A annexed hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Trustee, subject to the Collateral Trust Agreement, the right to transfer such Pledged Interests under the terms hereof.
SECTION 4.4 Continuous Pledge. Each Pledgor will, at all times, keep pledged to the Collateral Trustee pursuant hereto all Pledged Interests and all other shares of Capital Stock or Membership Interests or Partnership Interests constituting Collateral, all Dividends (other than Dividends permitted to be paid pursuant to Section 2.4) and Distributions with respect thereto and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to such Pledgor in respect of any Collateral and will not permit any Pledged Interest Issuer or any Restricted Subsidiary (as defined in the Indenture) of such Pledgor to issue any Capital Stock or Membership Interests or Partnership Interests which shall not have been immediately duly pledged hereunder on a first priority perfected basis.

SECTION 4.5 Voting Rights; Dividends, etc. Each Pledgor agrees:
(a) subject to the Collateral Trust Agreement, after any Priority Lien Event of Default shall have occurred and be continuing, promptly upon receipt of notice thereof by such Pledgor and without any request therefor by the Collateral Trustee, to deliver (properly endorsed where required hereby or requested by the Collateral Trustee) to the Collateral Trustee, all Dividends, Distributions, and all proceeds of the Collateral, all of which shall be held by the Collateral Trustee as additional Collateral for use in accordance with Section 6.3; and
(b) subject to the Collateral Trust Agreement, after any Priority Lien Event of Default shall have occurred and be continuing and the Collateral Trustee has notified such Pledgor of the Collateral Trustee’s intention to exercise its voting power under this Section 4.5(b):
(i) the Collateral Trustee may exercise (to the exclusion of such Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Interests or other shares of Capital Stock or Membership Interests or Partnership Interests constituting Collateral and such Pledgor hereby grants the Collateral Trustee an irrevocable proxy, exercisable under such circumstances and subject to applicable law, to vote the Pledged Interests and such other Collateral; and
(ii) promptly to deliver to the Collateral Trustee such additional proxies and other documents as may be necessary to allow the Collateral Trustee to exercise such voting power.
All Dividends (other than Dividends permitted to be paid pursuant to Section 2.4), Distributions, and proceeds which may at any time and from time to time be held by each Pledgor but which such Pledgor is then obligated to deliver to the Collateral Trustee shall, until delivery to the Collateral Trustee, be held by such Pledgor separate and apart from its other property in trust for the Collateral Trustee, subject to the Collateral Trust Agreement. Unless a Priority Lien Event of Default shall have occurred and be continuing and the Collateral Trustee shall have given the notice referred to in Section 4.5(b), each Pledgor shall have the exclusive voting power with respect to any shares of Capital Stock or Membership Interests or any Partnership Interests (including any of the Pledged Interests) constituting Collateral and the Collateral Trustee shall, upon the written request of such Pledgor, promptly deliver such proxies and other documents, if any, provided to it as shall be reasonably requested in writing by such Pledgor which are necessary to allow such Pledgor to exercise voting power with respect to any such share of Capital Stock or Membership Interests or Partnership Interests (including any of the Pledged Interests) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Pledgor that would violate any provision of the Collateral Trust Agreement or any other Priority Lien Document (including this Pledge Agreement) except a vote cast, consent or ratification given, or action taken in connection with the refinancing of Priority Lien Debt.

SECTION 4.6 Amendment of Organizational Documents. No Pledgor shall amend, supplement or otherwise modify, or permit, consent or suffer to occur any amendment, supplement or modification of any terms or provisions contained in, or applicable to, any organizational document related to any Pledged Interests if the effect thereof is to impair, or is in any manner adverse to, the rights or interests of the Collateral Trustee or any Secured Party under the Collateral Trust Agreement or any other Priority Lien Document, unless the Collateral Trustee otherwise consents in writing, in advance as directed pursuant to an Act of Required Debtholders.
ARTICLE V.
THE COLLATERAL TRUSTEE
SECTION 5.1 Collateral Trustee Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Collateral Trustee such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Collateral Trustee’s discretion, to take any action and to execute any instrument which may be necessary or advisable to accomplish the purposes of this Pledge Agreement, subject to the terms of the Collateral Trust Agreement after the occurrence and during the continuance of a Priority Lien Event of Default:
(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; and
(c) to file any claims or take any action or institute any proceedings which the Collateral Trustee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Trustee with respect to any of the Collateral.
Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.1 is irrevocable and coupled with an interest.
SECTION 5.2 Collateral Trustee May Perform. If any Pledgor fails to perform any agreement contained herein, the Collateral Trustee may, but shall not be obligated to itself perform, or cause performance of, such agreement, and the reasonable fees and expenses of the Collateral Trustee and its agents and counsel incurred in connection therewith shall be payable by such Pledgor pursuant to Section 6.4.

SECTION 5.3 Collateral Trustee Has No Duty. The powers conferred on the Collateral Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Collateral or responsibility for
(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Property, whether or not the Collateral Trustee has or is deemed to have knowledge of such matters, or
(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
SECTION 5.4 Reasonable Care. The Collateral Trustee will exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as each Pledgor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Priority Lien Event of Default, but failure of the Collateral Trustee to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.
SECTION 5.5 Collateral Trustee. The Collateral Trustee has been appointed to act as Collateral Trustee hereunder by the Secured Parties pursuant to the Collateral Trust Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Trustee for the benefit of Secured Parties in accordance with the terms hereof and of the Collateral Trust Agreement.
SECTION 5.6 Collateral Trustee Rights. The rights, privileges, immunities, indemnities and standard of care provided to the Collateral Trustee under Article V and Article VI of the Collateral Trust Agreement, apply in this Pledge Agreement and to the Collateral Trustee’s acts and omissions related to this Pledge Agreement, the Collateral and the Priority Lien Documents as if fully set forth herein. In addition to the foregoing, the parties hereto agree that:
(a) the permissive rights of the Collateral Trustee to do things enumerated in this Pledge Agreement shall not be construed as a duty and the Collateral Trustee shall not be liable for other than its gross negligence, willful misconduct or bad faith;
(b) except as set forth herein or in the Collateral Trust Agreement or as expressly instructed by Satmex, any other Pledgor or any Secured Party, the Collateral Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Trustee to exercise and enforce its rights hereunder with respect to such pledge and security interest, and the Collateral Trustee has no responsibility or liability (i) in connection with the acts or omissions of Satmex, any other Pledgor or any Secured Party in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest; and

(c) the Collateral Trustee shall have no obligation to obtain title to any piece of real property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any real property, if, in its reasonable, good faith judgment, it shall determine that, as a result of such action, the Collateral Trustee would be liable, in its individual capacity for any environmental liability in connection with, or responsibility for the clean-up or remediation of, such real property under any applicable environmental laws and regulations.
ARTICLE VI.
REMEDIES
SECTION 6.1 Certain Remedies. If a Priority Lien Event of Default shall have occurred and be continuing:
(a) The Collateral Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice except as required by law, be made at the time and place to which it was so adjourned.
(b) The Collateral Trustee may
(i) transfer all or any part of the Collateral into the name of the Collateral Trustee or its nominee, with or without disclosing that such Collateral is subject to the Lien and security interest hereunder,
(ii) notify the parties obligated on any of the Collateral to make payment to the Collateral Trustee of any amount due or to become due thereunder,
(iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(iv) endorse any checks, drafts, or other writings in each Pledgor’s name to allow collection of the Collateral,
(v) take control of any proceeds of the Collateral, and
(vi) execute (in the name, place and stead of each Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
SECTION 6.2 Compliance with Restrictions. Each Pledgor agrees that in any sale of any of the Collateral whenever a Priority Lien Event of Default shall have occurred and be continuing, the Collateral Trustee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and each Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Trustee be liable nor accountable to any Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
SECTION 6.3 Application of Proceeds. All cash proceeds, together with liquidated damages paid pursuant to this Pledge Agreement, if any, received by the Collateral Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may be held by the Collateral Trustee as additional collateral security for, or then or at any time thereafter be applied (after payment of any amounts payable to the Collateral Trustee pursuant to Section 6.4) in whole or in part by the Collateral Trustee against, all or any part of the Priority Lien Obligations in such order as the Collateral Trustee shall elect, in each case subject to the terms of the Collateral Trust Agreement.
Any surplus of such cash or cash proceeds, together with liquidated damages paid pursuant to this Pledge Agreement, if any, held by the Collateral Trustee and remaining after payment in full in cash of all the Priority Lien Obligations shall be paid over to whomsoever may be lawfully entitled to receive such surplus as provided under the terms of the Collateral Trust Agreement.

SECTION 6.4 Indemnity and Expenses. Each Pledgor hereby indemnifies and holds harmless the Collateral Trustee and each Secured Party from and against any and all claims, losses, and liabilities arising out of or resulting from this Pledge Agreement (including enforcement of this Pledge Agreement), except claims, losses, or liabilities resulting from the Collateral Trustee’s gross negligence, willful misconduct or bad faith. Upon demand, each Pledgor will pay to the Collateral Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Trustee may incur in connection with:
(a) the administration of this Pledge Agreement;
(b) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;
(c) the exercise or enforcement of any of the rights of the Collateral Trustee hereunder;
(d) the failure by any Pledgor to perform or observe any of the provisions hereof; or
(e) the enforcement of this Section 6.4 and all such costs and expenses shall be Priority Lien Obligations entitled to the benefit of the Collateral provided pursuant to Article II hereof.
ARTICLE VII.
MISCELLANEOUS PROVISIONS
SECTION 7.1 Note Document. This Pledge Agreement is a Note Document executed pursuant to the Indenture and shall be construed, administered and applied in accordance with the terms and provisions thereof.
SECTION 7.2 Amendments, etc. No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by any Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by each Pledgor and the Collateral Trustee in accordance with the Collateral Trust Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No amendment of any provision of this Pledge Agreement shall be effective unless the same shall be in writing and signed by the Collateral Trustee and each of the Pledgors to which such amendment applies.
SECTION 7.3 Addresses for Notices. All notices, approvals, demands, requests, consents or other communications under this Pledge Agreement shall be delivered in the manner and to the parties specified in Section 7.7 of the Collateral Trust Agreement or, to the extent such party is not a party to the Collateral Trust Agreement, such notices, approvals, demands, requests, consents or other communications under this Pledge Agreement shall be delivered in the manner set forth in the Collateral Trust Agreement, to such party in care of (“c/o”) Satmex, to Satmex’s address as set forth in Section 7.7 of the Collateral Trust Agreement. By executing and delivering this Pledge Agreement, each party hereto irrevocably agrees that all service of process in any proceeding in any court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.7 of the Collateral Trust Agreement.

SECTION 7.4 Section Headings. The various headings of this Pledge Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Pledge Agreement or any provisions hereof.
SECTION 7.5 Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Pledge Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 7.6 Counterparts. This Pledge Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Pledge Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledge Agreement.
SECTION 7.7 Governing Law, Entire Agreement, etc. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS PLEDGE AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. This Pledge Agreement and the other Priority Lien Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements, written or oral, with respect thereto.
SECTION 7.8 Trial By Jury Waived. EACH PLEDGOR AND THE COLLATERAL TRUSTEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PLEDGE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH PLEDGOR OR THE COLLATERAL TRUSTEE IN CONNECTION HEREWITH OR THEREWITH. EACH PLEDGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COLLATERAL TRUSTEE ENTERING INTO THIS PLEDGE AGREEMENT.
SECTION 7.9 Forum Selection and Consent to Jurisdiction. The provisions of 7.16 of the Collateral Trust Agreement shall apply to this Pledge Agreement.
SECTION 7.10 Additional Pledgors. From time to time subsequent to the date hereof, Additional Pledgors may become parties hereto by executing a joinder agreement substantially in the form of Exhibit B annexed hereto. Upon delivery of any such joinder to the Collateral Trustee, notice of which is hereby waived by the Pledgors, each Additional Pledgor shall be a Pledgor and shall be as fully a party hereto as if such Additional Pledgor were an original signatory hereto. Each Pledgor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Pledgor hereunder. This Pledge Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.

SECTION 7.11 Payments to Collateral Trustee. (a) All amounts to be paid to the Collateral Trustee under this Pledge Agreement shall be payable when due in Dollars in the full amount due, without deduction for any variation in any rate of exchange (as defined below).
(b) Each Pledgor agrees to indemnify the Collateral Trustee against any loss incurred by the Collateral Trustee as a result of any judgment or order being given or made for an amount due hereunder as indemnification of the Collateral Trustee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Collateral Trustee is then able to purchase Dollars with the amount of the Judgment Currency actually received by the Collateral Trustee. The forgoing indemnity shall constitute a separate and independent obligation of each Pledgor solely with respect to the Collateral Trustee in its capacity as collateral trustee for the Secured Parties (and not with respect to any Secured Party) and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
(c) Amounts payable to the Collateral Trustee by each Pledgor hereunder shall be payable free and clear of any and all present and future taxes, withholdings and any other charges or deductions of the jurisdiction of such Pledgor or any political subdivision thereof or of any jurisdiction from which such Pledgor may make any such payment (“Withholding Taxes”). If any Pledgor is prevented by operation of law or otherwise from paying, causing to be paid, or remitting that portion of amounts payable to the Collateral Trustee hereunder represented by Withholding Taxes withheld or deducted, then amounts payable hereunder shall be increased to such amount as is necessary to yield and remit to the Collateral Trustee the applicable amount specified herein after provision for payment of Withholding Taxes.
(d) To the extent that a Pledgor or any of its property or subsidiaries is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such Peldgor for itself, its subsidiaries and their property, to the extent permitted by law, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Pledge Agreement or any other documents entered into in connection herewith or therewith or the subject matter hereof or thereof.

(e) The provisions of this Section 7.11 shall apply only to (i) the Collateral Trustee, (ii) its agents and counsel, and (iii) any co-collateral trustee and/or separate trustee as described in Section 6.5 of the Collateral Trust Agreement. The provisions of this Section 7.11 survive the termination of this Pledge Agreement and the earlier resignation or removal of the Collateral Trustee.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

PLEDGOR:	SATÉLITES MEXICANOS, S.A. DE C.V., a Mexican sociedad anónima de capital variable

	By:	/s/ Pablo Manzur y Bernabeu Name: Pablo Manzur y Bernabeu
Title: Legal Representative
[Signature Page to Pledge Agreement]

COLLATERAL TRUSTEE:	WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Trustee

	By:	/s/ Martin Reed Name: Martin Reed
Title: Vice President
[Signature Page to Pledge Agreement]

ATTACHMENT 1
ITEM A. Pledged Interests
PLEDGOR:

	Common Stock					Membership Interests		Partnership Interests
						% of		% of
					% of	Aggregate	Type of	Aggregate	Type of
Pledged	Certificate	No. of	Authorized	Outstanding	Aggregate	Membership	Membership	Partnership	Partnership
Interest Issuer	No.	Shares	Shares	Shares	Shares	Interests	Interest	Interests	Interest
Alterna’TV Corporation	2	1,000	1,000	1,000	100%	—	—	—	—
Alterna’TV International Corporation	2	1,000	1,000	1,000	100%	—	—	—	—
ITEM B. Additional Subsidiaries
1. Enlaces Integra, S. de R.L. de C.V.
2. SMVS Administración, S. de R.L. de C.V.
3. Satmex do Brasil Ltda
4. SMVS Servicios Técnicos, S. de R.L. de C.V.

EXHIBIT A
Issuer Acknowledgment
The undersigned hereby (i) acknowledges receipt of a copy of that certain Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of May [ ], 2011, among SATÉLITES MEXICANOS, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Satmex”) and each of the parties from time to time executing this Pledge Agreement or joinder hereto (the “Additional Pledgors”; together with Satmex, collectively, the “Pledgors,” and each, individually, a “Pledgor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), not in its individual capacity but solely in its capacity as Collateral Trustee for the Secured Parties (as defined below) (in such capacity and together with its successors and assigns, the “Collateral Trustee”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Trustee and confirmed under the Pledge Agreement, (iii) agrees that it will comply with instructions of the Collateral Trustee with respect to the applicable Pledged Interests without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Trustee in writing upon obtaining knowledge of any interest in favor of any Person in the applicable Pledged Interests that is adverse to the interest of the Collateral Trustee therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Pledged Interests thereunder in the name of the Collateral Trustee or its nominee or the exercise of voting rights by the Collateral Trustee or its nominee.

[INSERT ISSUER]

By:
Name:
Title:

EXHIBIT B
Form of Joinder
JOINDER dated as of [___], to the Pledge Agreement (the “Pledge Agreement”) dated as of May [___], 2011, among Satélites Mexicanos, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Satmex”), the other Pledgors from time to time party thereto and Wells Fargo Bank, National Association, not in its individual capacity but solely as Collateral Trustee (in such capacity and together with its successors and assigns, the “Collateral Trustee”).
A. Reference is made to (a) the Indenture, dated as of May 5, 2011(as supplemented on the date hereof by the Supplemental Indenture executed by Satélites Mexicanos, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex”), Satmex Escrow, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex Escrow”), the guarantors from time to time party thereto and the Trustee (as defined below) and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among Satmex Escrow and Wilmington Trust FSB, as the trustee (in such capacity and together with its successors and assigns, the “Trustee”) thereunder and (b) Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among Satmex, the guarantors from time to time party thereto, the Trustee and the Collateral Trustee.
B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture, the Pledge Agreement or the Collateral Trust Agreement referred to therein, as applicable.
C. The Pledgors have entered into the Pledge Agreement in order to induce the Secured Parties to make extensions of credit to Satmex pursuant to the Priority Lien Documents. Section 7.10 of the Pledge Agreement provides that Persons may become a Pledgor under the Pledge Agreement by execution and delivery of an instrument in the form of this Joinder. The undersigned Person (the “Additional Pledgor”) is executing this Joinder in accordance with the requirements of the Indenture to become a Pledgor under the Pledge Agreement in order to induce the Secured Parties to make extensions of credit pursuant to the Priority Lien Documents and as consideration for extensions of credit previously made pursuant to the Priority Lien Documents.

Accordingly, the Collateral Trustee and the Additional Pledgor agree as follows:
SECTION 1. In accordance with Section 7.10 of the Pledge Agreement, the Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the Additional Pledgor hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the Additional Pledgor, as security for the payment and performance in full of the Priority Lien Obligations, does hereby create and grant to the Collateral Trustee, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the Additional Pledgor’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement) of the Additional Pledgor. Each reference to a “Pledgor” in the Pledge Agreement shall be deemed to include the Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.
SECTION 2. The Additional Pledgor represents and warrants to the Collateral Trustee and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder that bears the signature of the Additional Pledgor and the Collateral Trustee has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4. The Additional Pledgor hereby represents and warrants that set forth on Attachment 1 attached hereto are true and correct schedules of all matters required to be disclosed on Attachment 1 of the Pledge Agreement of the Additional Pledgor as if the representation contained therein were made on the date hereof (only as to such Additional Pledgor). The Additional Pledgor hereby represents and warrants that set forth under its signature hereto, is the true and correct legal name of the Additional Pledgor, its jurisdiction of formation and the location of its chief executive office.
SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7. In case any provision contained in this Joinder is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired thereby..
SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.3 of the Pledge Agreement.
SECTION 9. The Additional Pledgor agrees to reimburse the Collateral Trustee for its reasonable and documented expenses in connection with this Joinder, including the reasonable and out-of-pocket fees, other charges and expenses of counsel and agents for the Collateral Trustee.

IN WITNESS WHEREOF, the Additional Pledgor and the Collateral Trustee have duly executed this Joinder to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR],

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Collateral Trustee

By:
Name:
Title:

Attachment 1 to Joinder Agreement
Item A.
Item B.